Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No.1 to Form S-1 on Form S-3 Registration Statement No. 333-185674 and related Prospectus of Cyclacel Pharmaceuticals, Inc for the registration of up to 1,689,317 shares of the registrant’s common stock and to the incorporation by reference therein of our report dated March 31, 2011 (except Note 1, as to which the date is December 21, 2012), with respect to the consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows of Cyclacel Pharmaceuticals, Inc. for the year ended December 31, 2010 and the period from August 13, 1996 to December 31, 2010, included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, England

April 15, 2013